Exhibit 99.1

intercontinental hotels group PLC

RULES OF THE Colleague Share plan

Shareholder Approval:	3 May 2019
Expiry Date:	3 May 2029

Contents
1.	Meaning of words used	3
2.	Operation of the Plan	5
3.	Purchased Shares	7
4.	Awards	9
5.	Dividends	9
6.	Vesting of an Award	10
7.	Satisfaction of Awards	10
8.	Leaving	11
9.	Mobile employees	12
10.	Takeovers and restructurings	13
11.	Exchange of Awards	13
12.	Variations in share capital, demergers and special distributions	14
13.	Lapsing	14
14.	Plan limits	15
15.	General	15
16.	Changing the Plan and termination	18
17.	Governing law and jurisdiction	19
Schedule 1 Provisions Applicable to Awards Granted to US Taxpayers		20
1.	General	20
2.	Meaning of words used	20
3.	Satisfaction of Awards	21
4.	Dividends	21
5.	Holding Period	21
6.	Changes to Awards	22
7.	Exchange of Awards	22
8.	Lapse of Awards	22
9.	Variations in share capital, demergers and special distributions	22
10.	Section 409A	22
11.	No Member of the Group liability	22
Schedule 2 Provisions Applicable to Awards Granted to Chinese Residents		24
1.	General	24
2.	Good leavers	24

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3.	Changing the Plan and this Schedule 2	25

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InterContinental Hotels Group Colleague Share Plan Rules

1.	Meaning of words used

1.1	In these rules:

“Adoption Date” means the date the Plan is first approved by the shareholders of the Company in general meeting;

“Acquiring Company” means a person who obtains Control of the Company;

“Allocation Date” means the date on which the Company allocates Shares to the Participant which shall be on approximately the same day each month, unless the Board determine otherwise;

“Associated Company” means any company, nominated by the Board from time to time, in which the Company directly or indirectly holds shares;

“Award” means a conditional right to acquire Shares in connection with Purchased Shares;

“Award Certificate” means an award certificate issued to Participants in accordance with rule 4.3 (Award Certificate);

“Award Date” means the date on which an Award is granted to a Participant under the Plan;

“Board” means, subject to rule 10.5 (Board), the board of directors of the Company or, as appropriate, a duly authorised committee or individual;

“Business Day” means a day on which the London Stock Exchange (or, if relevant and if the Board determines, any stock exchange nominated by the Board on which the Shares are traded) is open for the transaction of business;

“Company” means InterContinental Hotels Group PLC;

“Contributions” means contributions from a Participant’s Salary, or other savings made by the Participant for the purpose of buying Purchased Shares;

“Control” means the power of a person to secure by means of the holding of shares or the possession of voting power in, or by virtue of any powers conferred by any articles of association (or other document), that the affairs of a body corporate are conducted in accordance with the wishes of that person;

“Dealing Restrictions” means restrictions on dealings in securities imposed by law, regulation, requirement or any other code adopted by the Company or any relevant Member of the Group from time to time;

“Dividend Equivalents” means an amount equal to the ordinary dividends payable on the number of Shares subject to an Award between the Award Date and Vesting Date, as determined by the Board;

“Dividend Shares” means Shares that are purchased using dividends that are paid on Plan Shares;

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“Eligible Employee” means those employees who meet the requirements set out in rule 2.1 (Eligible Employees);

“Expiry Date” means the 10th anniversary of the Adoption Date;

“Good Leaver Reason” means:

(i)	ill-health, injury, disability;

(ii)	redundancy;

(iii)	retirement by agreement with the Participant's employer;

(iv)	the Participant's employing company being transferred to a person which is not a Member of the Group;

(v)	a transfer of the undertaking, or part of the undertaking, in which the Participant works to a person which is not a Member of the Group;

(vi)	death; or

(vii)	any other reason determined by the Board;

“London Stock Exchange” means London Stock Exchange plc;

“Market Value” on any day means:

(i)	when Shares are listed on the London Stock Exchange (or, if the Board determines, any other stock exchange on which the Shares are traded), the Market Price;

(ii)	otherwise the market Value of a Share as determined in accordance with Part VIII of the UK Taxation of Chargeable Gains Act 1992; or

(iii)	in either case, such value as the Board may determine;

“Market Price” means:

(i)	the price of a Share shown in the Stock Exchange Daily Official List (or the relevant foreign exchange list that performs a similar function) for the previous Business Day as the closing price for the Shares on that day (or, if two closing prices are shown, the lower price plus one-half of the difference between those two figures); or

(ii)	if so determined by the Board, the average of the price determined under (i) above over up to 5 consecutive Business Days determined by the Board ending on the previous Business Day;

“Matching Ratio” means the number of Shares granted under an Award in proportion to the number of Purchased Shares bought by the Participant;

“Matching Shares” means Shares which the Participant acquires in accordance with the Award;

“Member of the Group” means:

(i)	the Company;

(ii)	its Subsidiaries from time to time; and

(iii)	any Associated Company,

and “Group” will be construed accordingly;

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“Nominee” means the registered holder(s) of the Plan Shares appointed by the Company for the purpose of the Plan;

“Participant” means any person who holds an Award and/or Purchased Shares or is making Contributions under the Plan or, where that person has died, any person acquiring his beneficial interest by operation of law;

“Participating Company” means the Company and any Subsidiary which the Board has determined should participate in the Plan in accordance with rule 2.2 (Participating Companies);

“Plan” means the plan constituted by these rules known as “The Colleague Share Plan”, including any schedules, as amended from time to time;

“Plan Shares” means Purchased Shares, Matching Shares and/or Dividend Shares acquired by the Participant;

“Plan Year” means any 12-month period for the operation of the Plan commencing on such date as determined by the Board;

“Purchased Shares” means shares allocated to the Participant in respect of Contributions;

“Salary” means basic salary or any such remuneration paid or made available by an employing company as determined by the Board generally for each Participating Company;

“Shares” means fully paid ordinary shares in the capital of the Company or, where the context permits, in the event of a change of Control, any security which forms part of any new holding;

“Subsidiary” means a company which is a subsidiary of the Company within the meaning of section 1159 of the UK Companies Act 2006;

“Vesting” means the Participant becoming entitled to have the Shares subject to an Award transferred to him subject to the Plan, and “Vest”, “Vested” and “Unvested” will be construed accordingly; and

“Vesting Date” means, in relation to an Award, the first anniversary of the end of the Plan Year in which the relevant Contributions are made, or as soon as reasonably practicable after that.

1.2	Interpretation

In this Plan, the singular includes the plural and words imparting a gender include every gender, references to any enactment or statutory requirement will be construed as references to that enactment or requirement as from time to time amended, modified or re-enacted and includes any subordinate legislation made under it.

2.	Operation of the Plan

2.1	Eligible Employees

The Board may, from time to time, determine which employees of the Company and Participating Companies will be invited to participate in the Plan. The employee must be employed within the Group at the applicable Award Date.

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2.2	Participating Companies

The Board has absolute discretion to determine which Subsidiaries can participate in the Plan at any point during the life of the Plan. If, at any time, a Participating Company ceases to be a Subsidiary, it shall automatically cease to be a Participating Company.

2.3	Source of Shares

The Plan may operate using newly issued Shares, treasury Shares and/or market purchase Shares.

2.4	Timing and manner of operation

The Board can operate the Plan at any time subject to any applicable Dealing Restrictions. Awards may only be made to Eligible Employees.

2.5	Invitation

The Board may issue invitations and corresponding applications to join the Plan both prior to the commencement of each Plan Year and at any time during the Plan Year.

The invitations will only be made to Eligible Employees and will be made in such form as the Board determines.

The invitation will include details (as applicable) on:

2.5.1	the dates of the relevant Plan Year;

2.5.2	maximum and minimum Contributions determined under rule 3.2 (Amount of Contributions) and the date on which the Contributions are to start;

2.5.3	any Matching Ratio determined under rule 4.2 (Matching Ratio);

2.5.4	any provision of Dividend Equivalents determined under rule 5.2 (Dividend Equivalents); and

2.5.5	the procedure required for the Participant to accept his Award; and

2.5.6	the relevant Vesting Dates.

2.6	Application

2.6.1	The application form will:

(i)	specify the level of Contributions the Participant wishes to make, which will operate as authority for Contributions to be deducted from his Salary on a monthly basis (or such other payment period as the Board determines) ; and

(ii)	specify any other way in which the Participant may pay his Contributions.

2.6.2	The completed application must be submitted as specified in the invitation or application. An Eligible Employee who has not submitted a properly completed application will not be able to participate in the Plan, unless the Board determines otherwise.

2.6.3	The completed application will take effect from the date specified in the application and will continue to apply in respect of any subsequent Plan Years until such time as:

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(i)	the Plan is no longer offered on those terms or at all; or

(ii)	the Participant ceases to be employed by a Member of the Group in accordance with rule 8 (Leaving); and/or

(iii)	the Participant notifies the Company that he wishes to stop making Contributions.

2.7	Disclaimer of Award

A Participant may disclaim all of his Award within 30 days after the Award Date by notice in writing to any person nominated by the Company.

2.8	Administration errors

If the Company grants an Award which is inconsistent with rule 14 (Plan Limits), the Award will only take effect to the extent permissible under that rule.

3.	Purchased Shares

3.1	Limit

The Board may from time to time set a limit on the number of Shares which may be bought as Purchased Shares. If there is such a limit, it will be set out in the invitation or application or otherwise notified to the Participant.

3.2	Amount of Contributions

The Board will determine the maximum and minimum Contribution limits which will apply in relation to any Plan Year and such maximum and minimum will be notified to the Participant.

The Board may, prior to the start of any Plan Year, and to take effect from the start of that Plan Year, permit the Participant to reduce or increase the amount of his Contributions.

The Board may, at any time, change the equivalent maximum and minimum Contribution limits in a particular jurisdiction due to currency exchange reasons, and such change will be notified to the relevant Participants.

Contributions will be converted into the applicable currency on such date(s) and by such method as determined by the Board. Any currency risk under the Plan is borne by the Participants.

3.3	Making Contributions

If local rules prohibit contributions from Salary, the Participant may be permitted to make regular cash or other payments on such terms as the Board determines at its discretion.

3.4	Varying Contributions

Once per Plan Year, a Participant may vary the amount of his Contributions by giving notice to the Board in the form determined by it. No variation may make the amount of the Contributions exceed the maximum, or fall below the minimum monthly Contribution limits specified by the Board in relation to that Plan Year. Any variation will take effect as soon as practicable following receipt of the notice.

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3.5	Stopping Contributions

A Participant may, at any time, withdraw his consent (in the form determined by the Board) to Contributions being deducted from Salary, and this will take effect as soon as practicable.

If a Participant withdraws his consent, the Company will use existing Contributions to acquire Purchased Shares on the next Allocation Date or, the Company may return the Contributions to the Participant at the Board’s discretion subject to any local law which requires Contributions to be returned to the Participant.

The Board may permit the Participant to restart Contributions from the start at any subsequent Plan Year. Any missed Contributions may not be made up by the Participant.

3.6	Holding Contributions

The Contributions will be held by or on behalf of the Nominee, the Company or any relevant Participating Company in a non-interest bearing account until they are used to acquire Purchased Shares on the Participant’s behalf.

3.7	Excess Contributions

The Company may carry forward and add to the amount of the next Contribution any excess Contributions not used to buy Purchased Shares on the most recent Allocation Date. Alternatively, the Company may pay the excess to the Participant as soon as reasonably practicable.

3.8	Scaling down

If there is a limit on the number of Shares which may be bought as Purchased Shares and the aggregate value of Contributions set out in the applications submitted by Eligible Employees exceeds the amount necessary to buy that number of Purchased Shares, the Company may scale down applications by taking one or more of the following steps:

3.8.1	reducing the excess of Contributions over any set minimum amount for Contributions proportionately;

3.8.2	reducing all monthly Contributions to any set amount for Contributions; or

3.8.3	choosing any other method which the Board deems appropriate.

The Company will notify the Participants of scaling down and their applications will be deemed changed or withdrawn accordingly.

3.9	Allocation of Purchased Shares

The Contributions will be used on the next Allocation Date to acquire Purchased Shares.

The Company will make available to the Participant a statement (by email or other electronic means) showing the number of Purchased Shares allocated to him and their cost.

The number of Purchased Shares allocated to each Participant will be calculated using the Market Value of the Shares on the Allocation Date.

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3.10	Accessing Purchased Shares

A Participant may direct the Company (including any third party the Company may otherwise direct) or the Nominee to sell his Purchased Shares or transfer legal title to his nominee at any time. However, if this is done before the Vesting Date, the Participant will lose any related Award.

3.11	Contributions in error

If, for any reason, the amount of any Contribution deducted is more than is permitted pursuant to the rules of the Plan, the Company, any Member of the Group and/or the Nominee may take such action as the Board, in its absolute discretion, may determine is necessary or desirable in order to correct the error.

4.	Awards

4.1	Award

A Participant may be entitled to an Award, which will be awarded on the basis set out in the invitation or application or as otherwise notified to the Participant.

4.2	Matching Ratio

The Board will set the Matching Ratio for the Plan for each Plan Year.

The Matching Ratio will not exceed one Matching Share for each Purchased Share or such other ratio as determined by the Board in its discretion from time to time.

4.3	Award Certificate

At the time of, or as soon as reasonably practicable after an Award is awarded, the Board will determine and make available to the Participant an Award Certificate (by email or other electronic means) showing:

4.3.1	the Contributions being made;

4.3.2	the Matching Ratio;

4.3.3	the Vesting Date;

4.3.4	whether dividends paid on Plan Shares will be reinvested in the acquisition of Dividend Shares;

4.3.5	whether any Dividend Equivalents will be payable; and

4.3.6	the terms of the Award.

5.	Dividends

5.1	Reinvestment of dividends

Any dividends paid in respect of Plan Shares will be re-invested by the Company or the Nominee unless the Board in its discretion decides otherwise.

The number of Dividend Shares to be allocated to the Participant will be determined in accordance with the Market Value of the Shares on the Allocation Date.

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When the Company or the Nominee has allocated Dividend Shares to a Participant, a statement (by email or other electronic means) showing the number of Shares that have been allocated to him will be made available.

If the Board has determined that dividends should not be reinvested (or should only be re-invested in part), all (or, as the case may be, the relevant part of) the dividends will be paid in cash to the Nominee on behalf of the Participant.

Any special dividend or distribution made by the Company will not be included in the reinvestment of dividends under this rule 5.1 (Reinvestment of dividends), unless the Board determines otherwise.

5.2	Dividend Equivalents

The Participant will not have the right to receive Dividend Equivalents unless the Board in its discretion decides otherwise.

Any Dividend Equivalents may be paid in Shares or in cash.

The Board will determine whether Dividend Equivalents will be calculated on the basis of full dividend reinvestment.

Any special dividend or distribution made by the Company will not be taken into account in the calculation of Dividend Equivalents under this rule 5.1 (Reinvestment of dividends).

6.	Vesting of an Award

6.1	Timing of Vesting

Subject to rule 8 (Leaving) and rule 10 (Takeovers and restructurings), an Award will Vest on the Vesting Date.

6.2	Consequences of Vesting

Subject to rule 7.3 (Withholding) and obtaining any necessary consents, if an Award Vests, the Company will arrange for the delivery of the number of Shares in respect of which the Award has Vested. The Shares will be delivered to the Nominee.

7.	Satisfaction of Awards

7.1	Shareholder rights

Shares delivered on the Vesting of an Award will rank equally in all respects with the Shares in issue on the Vesting Date. They will not rank for any voting, dividend or other rights attaching to Shares by reference to a record date preceding the Vesting Date.

7.2	Alternative ways to satisfy Awards

The Board may decide to satisfy an Award (or a part of it) by paying an equivalent amount in cash.

The Board may, in its absolute discretion, determine that Awards will be satisfied in cash at the Award Date or at any time subsequently.

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7.3	Withholding

The Company (including any third party the Company may otherwise direct), the Nominee, any employing company or the trustee of any employee benefit trust may make such arrangements as it considers necessary to meet any liability to taxation, duties, social security contributions or other amounts (wherever arising), in respect of Awards or otherwise in connection with a Participant’s participation in the Plan, whether the liability is a liability of, or is payable by, the Participant, the Company (including any third party the Company may otherwise direct), the Nominee, the employing company or a trustee.

These arrangements may include a reduction in the number of Shares subject to an Award, the sale on behalf of the Participant of any of the Plan Shares and the retention of the sale proceeds to meet the liability. References to social security contributions include anything in a jurisdiction outside the UK which, in the opinion of the Board, is reasonably comparable to social security contributions.

8.	Leaving

8.1	Non-Good Leaver Reason

If a Participant ceases employment within the Group for any reason other than a Good Leaver Reason:

8.1.1	his Contributions will cease and he will have no right to acquire further Purchased Shares and the Company may return any Contributions held on behalf of the Participant but not yet used to acquire Purchased Shares to the Participant or it may use those Contributions to purchase Shares on the next Allocation Date;

8.1.2	his Awards will lapse within the meaning of rule 13 (Lapsing); and

8.1.3	the Plan Shares which he has acquired must come out of the Plan in accordance with rule 8.5 (Treatment of Plan Shares on ceasing employment) before the end of the period of 6 months after ceasing employment.

8.2	Good Leaver Reason

If a Participant ceases employment within the Group for a Good Leaver Reason (except death):

8.2.1	his Awards will continue to Vest on the original Vesting Date to the extent that there are Purchased Shares to which the Award relates;

8.2.2	his Awards will lapse as to the balance within the meaning of rule 13 (Lapsing);

8.2.3	his Contributions will cease and he will have no right to acquire further Purchased Shares;

8.2.4	any Contributions already held on behalf of the Participant will be used to acquire Purchased Shares on the next Allocation Date or, the Company may return the Contributions to the Participant at the Board’s discretion subject to any local law which requires Contributions to be returned to the Participant; and

8.2.5	the Plan Shares which he has acquired must come out of the Plan in accordance with rule 8.5 (Treatment of Plan Shares on ceasing employment) before the end of the period of 6 months after the last Vesting Date of his Awards.

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8.3	Death

If a Participant dies before the Vesting Date, his Awards will Vest on death to the extent there are Purchased Shares to which the Award relates.

The Award will lapse within the meaning of rule 13 (Lapsing) as to the balance. The delivery date will be as soon as practicable after Vesting, subject to the provision of appropriate authorisations by the deceased Participant’s personal representatives.

8.4	Meaning of “ceasing to be employed within the Group”

For the purposes of this rule 8 (Leaving) and rule 13 (Lapsing):

8.4.1	a Participant will not be treated as ceasing to be employed within the Group until he ceases to be an employee of all Members of the Group; and

8.4.2	if a Participant ceases to be an employee of the Group but remains a director of a Member of the Group, the Board may determine that the Participant will not be treated as ceasing to be employed within the Group until he also ceases to be a director of the Group.

8.5	Treatment of Plan Shares on ceasing employment

If Plan Shares are due to come out of the Plan in accordance with rules 8.1.3 or 8.2.5 the Company will notify the Participant before the end of the relevant deadline for the withdrawal of the Plan Shares and seek his instructions as to whether the Shares should be:

8.5.1	transferred to the Participant or his nominee; or

8.5.2	sold and the cash proceeds transferred to the Participant, subject to any required deductions.

The Participant must provide his instructions within such period of receiving the notification as the Board decides. If the Participant does not do this, the Company (including any third party the Company may otherwise direct) or the Nominee will transfer the Participant’s Shares to the Participant, unless the Board determines that a transfer of the Shares is not feasible. If this is the case, the Company (including any third party the Company may otherwise direct) or the Nominee will procure that the Participant’s Shares are sold and will transfer the cash proceeds to the Participant, subject to any required deductions.

9.	Mobile employees

9.1	Transfer to different country

If a Participant remains employed by a Participating Company but transfers location to a different country from the country where he was resident when he was invited to join the Plan, the Board will notify the Participant whether Contributions can continue to be made. If Contributions can continue, the Board will determine whether it is necessary to change the currency in which the Contributions are made and/or the maximum and minimum monthly Contributions limits.

9.2	Transfer to a Participating Company

If an Eligible Employee transfers employment from a non-Participating Company to a Participating Company, unless the Board in its absolute discretion determines otherwise, the Board will make available to the transferring Eligible Employee an invitation and application, and the transferring Eligible Employee may enrol in the Plan from the start of the next Plan Year.

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9.3	Transfer to a non-Participating Company

If a Participant transfers employment from a Participating Company to a non-Participating Company (other than an Associated Company), unless the Board in its absolute discretion determines otherwise, the Participant will not be permitted to make any further Contributions. The Vesting of his Awards and the original Vesting Dates will still apply and the Purchased Shares acquired pursuant to the Plan will be matched in accordance with rule 7 (Satisfaction of Awards) on Vesting.

10.	Takeovers and restructurings

10.1	Takeovers

Unless the Awards are to be exchanged in accordance with rule 10.3 (Exchange), where a person (or a group of persons acting in concert) obtains Control of the Company as a result of making an offer to acquire Shares, the Awards Vest immediately prior to, and conditional upon, the person obtaining Control.

10.2	Scheme of arrangement

Unless the Awards are to be exchanged in accordance with rule 10.3 (Exchange), when a court sanctions a compromise or arrangement in connection with the acquisition of Shares, the Awards Vest immediately.

10.3	Exchange

If the Board and the Acquiring Company agree, then the Awards will not Vest under rule 10.1 (Takeovers), rule 10.2 (Scheme of arrangement) or rule 12 (Variations in share capital, demergers and special distributions) and, instead, will be exchanged under rule 11 (Exchange of Awards). In the case of an internal reorganisation, the Awards will not Vest under rule 10.1 (Takeovers) or rule 10.2 (Scheme of arrangement) and will be exchanged under rule 11 (Exchange of Awards) unless the Board determines otherwise.

10.4	Winding up

Awards will Vest immediately prior to any winding up.

10.5	Board

In this rule 10 (Takeovers and restructurings), “Board” means those people who were members of the Board immediately before the change of Control.

11.	Exchange of Awards

11.1	Timing of exchange

Where an Award is to be exchanged pursuant to rule 10.3 (Exchange), the exchange will take place on or as soon as practicable after the occurrence of the relevant event.

11.2	Exchange terms

Where a Participant is granted a new Award in exchange for an existing Award, the new Award:

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11.2.1	must confer a right to acquire shares in the Acquiring Company or another body corporate determined by the Acquiring Company;

11.2.2	must be substantially equivalent to the existing Award;

11.2.3	is treated as having been acquired at the same time as the existing Award and, Vests and lapses with the meaning of rule 13 (Lapsing) in the same manner and at the same time; and

11.2.4	is governed by the Plan as if references to Shares were references to the shares over which the new Award is granted and references to the Company were references to the Acquiring Company or other body corporate determined by the Acquiring Company.

12.	Variations in share capital, demergers and special distributions

12.1	Adjustments to Awards

If there is:

12.1.1	a variation in the equity share capital of the Company, including a capitalisation or rights issue, sub-division, consolidation or reduction of share capital;

12.1.2	a demerger (in whatever form) or exempt distribution by virtue of section 1075 of the UK Corporation Tax Act 2010;

12.1.3	a special dividend or distribution; or

12.1.4	any other transaction which will materially affect the value of Shares,

the Board may adjust the number or class of Shares or securities comprised in an Award in such manner as the Board considers appropriate to preserve the value of the Award. The Board will notify Participants of any adjustment made under this rule 12.1 (Adjustments to Awards).

12.2	Early Vesting

If the adjustment of an Award is not practicable or appropriate as determined by the Board, the Board may allow an Award to Vest immediately prior to, and conditional on, the occurrence of the relevant event set out in rule 12.1 (Adjustments to Awards).

The extent to which an Award Vests will be reduced pro rata to reflect the period from the date of the occurrence of the event until the original Vesting Date, as a proportion of the period from the Award Date until the original Vesting Date, unless the Board decides otherwise.

The Award will lapse within the meaning of rule 13 (Lapsing) as to the balance. The delivery date will be as soon as practicable after Vesting, unless the Board determines that the original delivery date should apply.

13.	Lapsing

13.1	Timing of Lapsing

An Award will Lapse to the extent that it has not Vested on the earliest of:

13.1.1	the Vesting Date;

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13.1.2	the date on which the Participant ceases to be employed within the Group unless the Participant is a Good Leaver in which case rule 8.2.1 applies;

13.1.3	the date of the Participant’s death;

13.1.4	the date of the event which gives rise to a Vesting under rule 10 (Takeovers and restructurings), unless and except to the extent that an exchange occurs in accordance with rule 11 (Exchange of Awards); and

13.1.5	the date of the event which gives rise to a Vesting under rule 12 (Variations in share capital, demergers and special distributions).

13.2	Consequences of Lapsing

If an Award lapses under the Plan, it cannot Vest and a Participant has no rights in respect of it.

14.	Plan limits

14.1	10 per cent 10-year limit

The number of Shares which may be allocated under the Plan on any day must not exceed 10 per cent of the ordinary share capital of the Company in issue immediately before that day, when added to the total number of Shares which have been allocated in the previous 10 years under the Plan and all other employee share plans operated by the Company.

14.2	Exclusions

Where the right to acquire Shares is released or lapses, the Shares concerned are ignored when calculating these limits.

14.3	Meaning of Allocate

In this rule 14 (Plan limits), "Allocate" means granting a right to acquire unissued Shares or to acquire Shares which are held by the Company in treasury or, if there is no such grant, the issue and allotment of Shares or the transfer of Shares from treasury. (However, if at any time the relevant institutional investor guidelines cease to require treasury shares to be taken into account for this purpose, then “Allocate” will not include such treasury shares.)

15.	General

15.1	Terms of employment

15.1.1	For the purposes of this rule 15.1 (Terms of employment), “Employee” means any employee of a Member of the Group.

15.1.2	This rule 15.1 (Terms of employment) applies during an Employee’s employment and after the termination of an Employee’s employment, whether or not the termination is lawful.

15.1.3	Nothing in the rules or the operation of the Plan forms part of the contract of employment of an Employee. The rights and obligations arising from the employment relationship between the Employee and the relevant Member of the Group are separate from, and are not affected by, the Plan. Participation in the Plan does not create any right to, or expectation of, continued employment.

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15.1.4	No Employee has a right to participate in the Plan. Participation in the Plan or the grant of Awards on a particular basis in any year does not create any right to or expectation of participation in the Plan or the grant of Awards on the same basis, or at all, in any future year.

15.1.5	The terms of the Plan do not entitle the Employee to the exercise of any discretion in his favour.

15.1.6	The Employee will have no claim or right of action in respect of any decision, omission or discretion, which may operate to the disadvantage of the Employee even if it is unreasonable, irrational or might otherwise be regarded as being in breach of the duty of trust and confidence (and/or any other implied duty) between the Employee and his employer.

15.1.7	No Employee has any right to compensation for any loss in relation to the Plan, including any loss in relation to:

(i)	any loss or reduction of rights or expectations under the Plan in any circumstances (including lawful or unlawful termination of employment);

(ii)	any exercise of a discretion or a decision taken in relation to an Award or to the Plan, or any failure to exercise a discretion or take a decision; or

(iii)	the operation, suspension, termination or amendment of the Plan.

15.1.8	Participation in the Plan is permitted only on the basis that the Participant accepts all the provisions of the rules, including this rule 15.1 (Terms of employment) and agrees to any shareholding terms and conditions of the Nominee or such other third party as the Company may otherwise direct. By participating in the Plan, an Employee waives all rights which might otherwise arise under the Plan, other than the right to acquire Shares subject to and in accordance with the express terms of the Plan, in consideration for, and as a condition of, the grant of an Award under the Plan.

15.2	No transfer

A Participant may not transfer, assign, change or otherwise dispose of an Award or any rights in respect of it. If he does, whether voluntarily or involuntarily, then it will immediately lapse. This rule 15.2 (No transfer) does not apply to the transmission of an Award on the death of a Participant to his personal representatives.

15.3	Not pensionable

None of the benefits received under the Plan are pensionable.

15.4	Documents sent to shareholders

The Company may (but is not obliged to) make available to Participants copies of any documents or notices normally sent to the holders of its Shares.

15.5	Data protection

Any data protection policy or data privacy notice of the Group that is applicable to the Eligible Employee or Participant will apply to their personal data.

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15.6	Consents

All allotments, issues and transfers of Shares will be subject to any necessary consents under any relevant enactments or regulations for the time being in force in the UK or elsewhere. The Participant will be responsible for complying with any requirements he needs to fulfil in order to obtain or avoid the necessity for any such consent.

15.7	No liability for loss

Neither the Nominee nor any Member of the Group will be liable for any loss:

15.7.1	suffered by a Participant due to movements in currency exchange rates or due to any charges imposed by a bank in relation to the conversion or transfer of monies; or

15.7.2	occasioned by delay on the part of any Member of the Group or the Nominee in giving effect to a Participant’s instructions in relation to his Plan Shares or procuring a sale or transfer of any Participant’s Plan Shares.

15.8	Listing

If, and for as long as the Shares are listed on the London Stock Exchange (or, if the Board determines, any other stock exchange on which the Shares are traded), the Company will apply as soon as practicable for the listing and admission to trading on such exchange of any Shares issued in connection with the Plan.

15.9	Notices

Any notice or communication to be given to any person who is or will be eligible to be a Participant may be delivered by electronic mail, including on an intranet, or personally delivered or sent by ordinary post to such address as the Company considers appropriate.

Any notice to be given to the Company or its duly appointed agent, may be delivered or sent to its registered office or such other place and by such means as the Board or its appointed agent may specify and notify Participants.

Notices sent electronically will be deemed to have been received on the day after posting unless there is evidence to the contrary. Notices sent by post will be deemed to have been received 48 hours after posting within the UK, and 5 days after posting internationally.

15.10	Third party rights

Nothing in the Plan confers any benefit, right or expectation on a person who is not a Participant or a Member of the Group. No such third party has any rights under the Contracts (Rights of Third Parties) Act 1999 or any equivalent local legislation, to enforce any term of this Plan.

This does not affect any other right or remedy of a third party.

15.11	Administration of the Plan

The Plan will be administered by the Board, which has authority to make rules and regulations for the administration of the Plan. The Board may delegate all or any of its powers under the Plan.

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15.12	Board’s decisions final and binding

The decision of the Board on the interpretation of the Plan or in any dispute relating to an Award or any matter relating to the Plan will be final and conclusive.

16.	Changing the Plan and termination

16.1	Board’s powers

Except as described in the rest of this rule 16.1 (Board’s powers), the Board may at any time change the Plan in any way, including to add a schedule amending the terms of the Plan as they apply to employees in one or more jurisdictions to take account of local laws or requirements.

16.2	Shareholder approval

16.2.1	Except as described in this rule 16.2 (Shareholder approval), the Company must, in general meeting, approve in advance by ordinary resolution any proposed change to the Plan to the advantage of present or future Participants, which relates to the following:

(i)	the persons to or for whom Shares may be provided under the Plan;

(ii)	the limitations on the number of Shares which may be issued under the Plan;

(iii)	the maximum entitlement for each Participant under the Plan;

(iv)	the basis for determining a Participant’s entitlement to Shares or cash provided under the Plan;

(v)	any rights attached to the Shares;

(vi)	the rights of a Participant in the event of a capitalisation issue, rights issue or open offer, sub-division or consolidation of shares or reduction of capital or any other variation of capital of the Company; or

(vii)	the terms of this rule 16.2 (Shareholder approval).

16.2.2	The Board can change the Plan and need not obtain the approval of the Company in general meeting for any minor changes:

(i)	to benefit the administration of the Plan;

(ii)	to comply with or take account of the provisions of any proposed or existing legislation; or

(iii)	to obtain or maintain favourable tax, exchange control or regulatory treatment for the Company, any Subsidiary or any present or future Participant.

16.3	Notice

The Board may (but is not obliged to) give written notice of any changes made to any Participant affected.

16.4	Termination

No Award may be granted after the Expiry Date (or such earlier date on which the Board may determine the Plan will terminate). Termination will not affect subsisting rights under the Plan.

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17.	Governing law and jurisdiction

The laws of England and Wales govern the Plan and all Awards and their construction. The courts of England and Wales have non-exclusive jurisdiction in respect of disputes arising under or in connection with the Plan or any Award.

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Schedule 1
Provisions Applicable to Awards Granted to US Taxpayers

1.	General

1.1	Purpose

This Schedule 1 includes special terms and conditions applicable to Awards granted to Eligible Employees who are subject to US federal income taxation on the Award Date, or who are expected to become subject to US federal income taxation following the Award Date, or who does become (prior to the date on which any Award Vests) subject to US federal income taxation (“Eligible US Employees”).

The purpose of this Schedule 1 is to ensure that Awards made under the Plan meet the requirements of the short-term deferral exemption to Section 409A described under Section 1.409A-1(b)(4) of the US Treasury Regulations and should be interpreted in a matter consistent with such requirements. References to the Plan, or to the rules of the Plan, in the main rules of the Plan (or any Schedule thereto) shall be interpreted to include this Schedule 1 in relation to Eligible US Employees.

1.2	Application of the rules of the Plan

The rules of the Plan apply to this Schedule 1, except as otherwise provided for below.

In the event that a Participant becomes an Eligible US Employee after the Award Date, that Award will automatically be modified so that its terms are consistent with this Schedule 1. References in this Schedule 1 to Awards granted to Eligible US Employees shall include Awards held by a Participant who becomes an Eligible US Employee subsequent to the Award Date.

2.	Meaning of words used

2.1	In this Schedule 1:

“Code” means the US Internal Revenue Code of 1986, as amended;

“Section 409A” means Section 409A of the Code and the US Treasury Regulations promulgated and other official guidance issued thereunder, collectively;

“Short-Term Deferral Period” means the period commencing on the date that an Award first is no longer subject to a “substantial risk of forfeiture” for purposes of Section 409A and ending upon the 15th day of the third month following the end of the Taxable Year in which such Award (or portion thereof) first is no longer subject to the substantial risk of forfeiture;

“Taxable Year” means the calendar year, or if later, the end of the taxable year of the Company or Participating Company that employs the Eligible US Employee;

“US” means the United States of America; and

“US Treasury Regulations” mean the regulations promulgated under the Code, and “US Proposed Treasury Regulations” mean the proposed regulations promulgated under the Code.

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2.2	Interpretation

2.2.1	Any capitalised term not specifically defined or amended in this Schedule 1 will be interpreted in accordance with the meaning given in the rules of the Plan.

2.2.2	References to rules are to the main rules of the Plan and references to paragraphs are to paragraphs of this Schedule 1 (unless expressed otherwise).

2.2.3	Where a rule of the Plan is amended or deleted under this Schedule 1, cross references to such rules are deemed to be amended, updated or deleted accordingly.

3.	Satisfaction of Awards

Notwithstanding any of the rules of the Plan, an Award granted to an Eligible US Employee must be satisfied no later than the end of the applicable Short-Term Deferral Period.

In the event that the satisfaction of an Award (or a portion thereof) granted to an Eligible US Employee has not been made by the end of the Short-Term Deferral Period due to the fact such satisfaction would have violated applicable law, then to the extent permissible under Section 1.409A-1(b)(4)(ii) of the US Proposed Treasury Regulations, such settlement may be delayed so long as the relevant Award (or portion thereof) is then satisfied at the earliest date at which it is reasonably anticipated that such law no longer prevents such satisfaction.

If an Eligible US Employee ceases to be employed by the Company or a Participating Company for a Good Leaver Reason and the applicable Short-Term Deferral Period (or such later date permitted by this paragraph 3 (Satisfaction of Awards)) ends before the original Vesting Date, then unless the Company or a Participating Company provides otherwise, the net Shares or cash (as the case may be) acquired by the Eligible US Employee before the end of the applicable Short-Term Deferral Period (or such later date permitted by this paragraph 3 (Satisfaction of Awards)) may not be transferred, assigned or otherwise disposed of by or on behalf of the Eligible US Employee before the original Vesting Date other than:

(i)	a transfer to the Eligible US Employee’s personal representatives in the event of the Eligible US Employee’s death;

(ii)	a transfer to a nominee on behalf of the Eligible US Employee; or

(iii)	a sale in accordance with rule 7.3 to fund any liability for taxation (and any related sale expenses);

and any such purported action will be invalid and ineffective, unless the Board determines otherwise.

4.	Dividends

Any Dividend Shares or Dividend Equivalents in respect of an Award granted to an Eligible US Employee shall be paid no later than the end of the Short-Term Deferral Period, or such later date permitted by paragraph 3 (Satisfaction of Awards).

5.	Holding Period

For the avoidance of doubt, any holding period imposed by the Company with respect to an Award granted to an Eligible US Employee will not impose an additional or extend the existing substantial risk of forfeiture applicable to such Award for purposes of Section 409A.

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6.	Changes to Awards

Notwithstanding the provisions of rule 16.2 (Shareholder approval), any amendment to the Plan (including this Schedule 1) or an Award shall only be effective with respect to an Award granted to an Eligible US Employee to the extent that it does not cause the Award to violate Section 409A.

7.	Exchange of Awards

Where there is to be an exchange of an Award granted to an Eligible US Employee pursuant to rule 10.3 (Exchange) and rule 11 (Exchange of awards), the Board shall attempt to structure the terms of the exchange and the new award under rule 11 (Exchange of Awards) such that neither the exchange nor the new award violate Section 409A.

8.	Lapse of Awards

In addition to the times and events set forth in the Plan, an Award granted to an Eligible US Employee will also lapse upon the end of the applicable Short-Term Deferral Period (or, if applicable, on the later date permitted by paragraph 3 (Satisfaction of Awards).

9.	Variations in share capital, demergers and special distributions

Where there is to be an adjustment of an Award granted to an Eligible US Employee pursuant to rule 12 (Variations in share capital, demergers and special distributions), the Board shall attempt to structure the terms of the adjustment of the Award such that the adjustment does not violate Section 409A.

10.	Section 409A

Awards granted to Eligible US Employees, and any Dividend Shares or Dividend Equivalents in respect of such Awards, are intended to be exempt from the requirements of Section 409A under the short-term deferral exemption described in Section 1.409A-1(b)(4) of the US Treasury Regulations, and the Plan (including this Schedule 1) shall be interpreted and administered consistent with such intention with respect to the Awards granted to Eligible US Employees and any Dividend Shares or Dividend Equivalents in respect of such Awards. If any provision, term or condition of an Award granted to an Eligible US Employee would otherwise frustrate or conflict with such intention, such provision, term or condition will be interpreted and deemed amended so as to avoid such conflict to the fullest extent possible. In the event of any conflict between an applicable provision of the Plan and an applicable provision of this Schedule 1 with respect to an Award granted to an Eligible US Employee, the provision of this Schedule 1 shall apply.

If, at any time, the Company determines that the terms of an Award granted to an Eligible US Employee may violate Section 409A, the Company shall have the authority, but shall not be required, to enter into an amendment of such Award that is designed to avoid the imposition of any additional tax, interest or penalties on the Eligible US Employee under Section 409A. Notwithstanding any other provision of any Award, no Member of the Group guarantees or warrants to any person that an Award granted to an Eligible US Employee is exempt from Section 409A.

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11.	No Member of the Group liability

Each Eligible US Employee is solely responsible and liable for the satisfaction of all taxes, penalties and interest that may be imposed on the Eligible US Employee in connection with the Plan and/or this Schedule 1 or any Award, including any taxes, penalty or interest under Section 409A. No Member of the Group shall have any obligation to indemnify or otherwise hold an Eligible US Employee harmless from any or all of such taxes, penalty or interest.

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Schedule 2
Provisions Applicable to Awards Granted to Chinese Residents

1.	General

1.1	Purpose

This Schedule 2 includes special terms and conditions applicable to Awards granted to Eligible Employees:

1.1.1	who are resident in China on the Award Date;

1.1.2	who are expected to become resident in China following the Award Date; and/or

1.1.3	who do become resident in China after the Award Date, where such Award will be administered through the regulated China State Administration of Foreign Exchange (“SAFE”) account (the “Designated SAFE Account”);

(the “Eligible Chinese Employees”).

The purpose of this Schedule 2 is to ensure that Awards made under the Plan meet the requirements of SAFE, particularly in relation to leavers.

References to the Plan, or to the rules of the Plan, in the main rules of the Plan (or any Schedule thereto) shall be interpreted to include this Schedule 2 in relation to Eligible Chinese Employees.

1.2	Application of the rules of the Plan

The rules of the Plan apply to this Schedule 2, except as otherwise provided for below.

In the event that a Participant becomes an Eligible Chinese Employee after the Award Date, that Award will automatically be modified so that its terms are consistent with this Schedule 2. References in this Schedule 2 to Awards granted to Eligible Chinese Employees shall include Awards held by a Participant who becomes an Eligible Chinese Employee subsequent to the Award Date.

1.3	Interpretation

1.3.1	Any capitalised term not specifically defined or amended in this Schedule 2 will be interpreted in accordance with the meaning given in the rules of the Plan.

1.3.2	References to rules are to the main rules of the Plan and references to paragraphs are to paragraphs of this Schedule 2 (unless expressed otherwise).

1.3.3	Where a rule of the Plan is amended or deleted under this Schedule 2, cross references to such rules are deemed to be amended, updated or deleted accordingly.

2.	Good leavers

If an Eligible Chinese Employee ceases employment within the Group for a Good Leaver Reason, pursuant to rule 8.2 (Good Leaver Reason) (“China Good Leaver”), their Awards will Vest on the date of cessation unless otherwise determined by the Board and rule 8.2.1 will be interpreted accordingly.

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The Plan Shares that the China Good Leaver has acquired must be sold, at the instruction of the Board, through the Designated SAFE Account. The proceeds of sale and any cash dividends paid on such Plan Shares must be repatriated to China within six months of the China Good Leaver ceasing employment within the Group. Rules 8.2.5 and 8.5 will be interpreted accordingly.

3.	Changing the Plan and this Schedule 2

Notwithstanding any of the rules of the Plan the Board may at any time change the Plan and/or this Schedule 2 in any way, including amending the terms of the Plan as they apply to Eligible Chinese Employees, to ensure compliance with SAFE and any other laws, practice and regulations in China.

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